EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of February 28, 2023 (the “Effective Date”) by and between Cue Health Inc. (the “Company”), and Aasim Javed (the “Executive”) (together, the “Parties”).
RECITALS
WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer; and
WHEREAS, the Executive has agreed to accept such employment on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:
1. Term of Employment. The Executive’s employment as Chief Financial Officer shall commence on March 16, 2023 and shall continue until terminated in accordance with this Agreement (such period, the “Term of Employment”). During the Term of Employment, the Executive shall be an at-will employee of the Company and the Executive’s employment shall be freely terminable by either the Executive or the Company, for any reason, at any time, with or without Cause (as defined below) or notice, subject to the provisions set forth in Section 8 below.
2. Position. During the Term of Employment, the Executive shall serve as the Chief Financial Officer of the Company. As Chief Financial Officer, the Executive will be required to travel to the Company’s headquarters in San Diego from time to time, as well as engage in other business travel, as required by the Executives job duties. For the avoidance of doubt, unless otherwise agreed by each of the Parties hereto, Executive’s principal place of providing services to the company will be the greater New York City metropolitan area.
3. Scope of Employment.
(a)    During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Financial Officer, in addition to such other duties as may from time to time be assigned to the Executive by the Company. The Executive shall report to the Chief Executive Officer of the Company and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder.
(b)    The Executive agrees to devote the Executive’s full business time, best efforts, skill, knowledge, attention and energies to the advancement of the business and interests of the Company and to the performance of the Executive’s duties and responsibilities as an employee of the Company; provided that the Executive may (i) engage in charitable, educational, religious, civic and similar types of activities and (ii) serve on the board of directors of for-profit business enterprises, provided that in each case such service is approved by the Company’s Board of Directors (the “Board”) prior to commencement thereof in the Board’s sole discretion and only to the extent that such activities are not competitive with the business of the Company and do not individually or in the aggregate inhibit, interfere with, or prohibit the timely performance of the Executive’s duties hereunder, and do not create a potential business or fiduciary conflict. The Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company, as well as any applicable codes of ethics or business conduct, and any changes therein that may be adopted from time to time by the Company.
(c)    The Executive represents and warrants to the Company that the Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with the

Executive’s obligations under this Agreement. In connection with the Executive’s employment hereunder, the Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which the Executive or any other person or entity has any right, title or interest, and Executive’s employment with the Company will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that the Executive has returned all property and confidential information belonging to any prior employer.
4. Compensation. As full compensation for all services rendered by the Executive to the Company during the Term of Employment, the Company will provide to the Executive the following:
(a) Base Salary. The Executive shall receive a base salary at the annualized rate of $430,000 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed from time to time by the Board or the Compensation Committee in accordance with normal business practice and is subject to change in the discretion of the Board and/or the Compensation Committee.
(b) Annual Discretionary Bonus. Following the end of each calendar year beginning with the 2022 calendar year, the Executive will be eligible to receive an annual performance bonus of up to 50% of the Executive’s Base Salary (the “Target Bonus”), based upon the Compensation Committee’s and/or the Board’s assessment, as the case may be and in its sole discretion, of the Executive’s and the Company’s attainment of targeted goals (both as set by the Compensation Committee and/or the Board) for the preceding calendar year. The Board or the Compensation Committee may determine to provide the bonus in the form of cash, equity award(s), or a combination of cash and equity. No annual bonus or minimum amount thereof is guaranteed, and the Executive must be an employee in good standing on the date that annual bonuses are paid out in order to be eligible for and to earn any annual bonus, as it also serves as an incentive to remain employed by the Company. The Executive’s bonus eligibility will be reviewed from time to time by the Board and/or the Compensation Committee in accordance with normal business practice and is subject to change in the discretion of the Board and/or the Compensation Committee, as the case may be. Any bonus for the 2023 calendar year will be prorated based on the Executive’s start date.
(c) Equity Award. Subject to the approval of the Board and/or the Compensation Committee, as applicable, the Company shall grant the Executive a restricted stock award (the “RSU Award”) under the Cue Health Inc. 2021 Stock Incentive Plan, as amended (the “Equity Plan”) for 350,000 shares of restricted common stock of the Company. These RSUs will vest over four (4) years, with one sixteenth (1/16th) of the number of shares subject to the RSU Award vesting on the Company’s quarterly vesting date that occurs on or immediately following the date that is three (3) months after the vesting commencement ate (such first vesting date, the “First Vesting Date”), and thereafter, one sixteenth (1/16th) of the number of shares subject to the RSU Award will be scheduled to vest on each of the fifteen (15) Company’s quarterly vesting dates that occur after the First Vesting Date. The RSU Award will be subject to the terms, definitions and provisions of the Equity Plan and the restricted stock unit agreement by and between the Executive and the Company (the “RSU Agreement”), both of which documents are incorporated herein by reference. The Executive will be eligible for future awards under the Equity Plan, including annual equity awards, as determined in the sole discretion of Company, the Board and/or the Compensation Committee, as applicable.
(e) Executive Time Off. Pursuant to the Company’s Executive Time Off (“ETO”) policy, there is no set minimum or maximum amount of ETO that may be taken each year, nor is any amount of ETO promised, guaranteed, vested, or accrued. The Executive’s ability to take ETO is not a form of additional wages for services performed, but part of the Company’s endeavor to provide a flexible work schedule that permits the Executive to decide when and how much ETO to take. Compensation is therefore not reduced to account for taking ETO. There is also no payment for any unused ETO upon the Executive’s separation from the Company. The Company expects the Executive to record their ETO via the applicable method (such as through Workday) to assist the Company in monitoring and understanding the amount of ETO taken. The Company also expects the Executive to familiarize themselves with the Company’s effective ETO policy for additional details regarding ETO.
(f) Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its employees or executives from time to time, provided the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).
(g) Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.
5. Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.
6. Restrictive Covenants.
(a). Confidentiality Agreement. As a condition of the Executive’s employment, the Executive has executed the Proprietary Rights, Non-Disclosure and Developments Agreement (the “Confidentiality Agreement”).
(b) Non-Solicitation. Executive agrees that during Executive’s employment with the Company and for a period of twelve (12) months after any termination of Executive’s employment (the “Covered Period”), Executive shall not, directly or indirectly, on behalf of Executive or any third party, engage in the following activities, unless such activities are on behalf of the Company or the Company has given prior written consent: (i) solicit, induce, recruit or encourage, or take any other action which is intended to induce or encourage or has the effect of inducing or encouraging, any of the Company’s employees to leave their employment with the Company; or (ii) interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any of its actual or prospective customers, suppliers, employees, or stockholders, within the United States.
7. Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:
(a) Upon the death or “Disability” of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three (3) consecutive months or for periods aggregating more than twenty (20) weeks. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.
(b) At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean any of (a) the Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that the Executive has (i) engaged in dishonesty, willful misconduct or gross negligence with respect to the Company, (ii) (A) committed an act that, (B) abused alcohol or other substances in a manner that, or (C) engaged in any other conduct that has materially injured or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the Confidentiality Agreement or any similar agreement with the Company, (iv) violated the Company’s material written policies or procedures, and/or (v) failed to perform (other than by reason of physical or mental illness or disability for a period of less than three (3) consecutive months or in aggregate less than twenty (20) weeks) the Executive’s assigned duties to the Board’s satisfaction.
(c) At the election of the Executive, with or without “Good Reason” (as defined below), immediately upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any of the following events:
(i)    a material diminution of the Executive’s duties, authority and responsibilities;
(ii)    the Company’s material and adverse breach of this Agreement;
(iii)    a requirement that the Executive’s principal place of providing services to the Company change by more than fifty (50) miles, other than in a direction that reduces the Executive’s daily commuting distance; or
(v)    a material reduction in the Executive’s base compensation (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base compensation of other executives);
provided, however, that no such event shall constitute Good Reason unless (i) the Executive provides written notice of such event to the Company within thirty (30) days of the occurrence of such event, (ii) the Company fails to cure such event within thirty (30) days following receipt of the Executive’s written notice, and (iii) the Executive actually terminates employment with the Company within thirty (30) days following the expiration of the Company’s cure period.
8. Effect of Termination.
(a) All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause or by the Executive with Good Reason (including a voluntary termination by the Executive without Good Reason pursuant to Section 7(c), a termination by the Company for Cause pursuant to Section 7(b), or due to the Executive’s death or Disability pursuant to Section 7(a)), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination and any accrued but unused paid time off through and including the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, and (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof (the payments described in this sentence, the “Accrued Obligations”).
(b) Termination by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 7(b) or by the Executive with Good Reason pursuant to Section 7(c), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 8(c) below, the Company shall (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary rate for a period of nine (9) months, (ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay, for up to nine (9) months following the Executive’s termination date, the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other), unless the Company’s provision of such COBRA payments would violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, (iii) pay to the Executive any annual discretionary bonus for the preceding calendar year that the Board has approved but has not yet been paid to the Executive, and (iv) if the Executive’s employment terminates within the period beginning sixty (60) days prior to the closing date of a Change of Control and ending on the one (1)-year anniversary of such closing date, accelerate the vesting of one hundred percent (100%) of the Executive’s then-outstanding equity awards granted to the Executive by the Company which awards vest solely based on continued service (collectively, the “Severance Benefits”).
(c) Release. As a condition of the Executive’s receipt of the Severance Benefits, the Executive must execute and deliver to the Company a severance and general release of claims agreement in a form to be provided by the Company (which shall include a release of all releasable claims, confidentiality, cooperation, and non-disparagement obligations) (the “Severance Agreement”), which Severance Agreement must become irrevocable within 60 days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits will commence being paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing 60-day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits will not begin to be paid before the first payroll of the subsequent calendar year. The Executive must continue to comply with the Confidentiality Agreement and any similar agreements with the Company in order to be eligible to continue receiving the Severance Benefits.
(d) Definition of “Change of Control.” For purposes of this Agreement, “Change of Control” means any of the following events provided that, in any case, such event or transaction constitutes a change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5):
(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or
(ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(iv) the liquidation or dissolution of the Company to the extent determined by the Board;
Provided, however, that notwithstanding anything to the contrary in this Section 8, a transaction or series of transactions effected pursuant to an agreement or series of agreements entered into by the Company with a publicly traded blank check or special purpose acquisition company and/or one or more of its subsidiaries (“SPAC”), and for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with the SPAC shall not be deemed a Change of Control for purposes hereof.
9. Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from entering into employment with, or carrying out the Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.
10. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.
To Executive:
At the address set forth in the Executive’s personnel file
To Company:
Cue Health Inc.
4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
Attn: Ayub Khattak, CEO

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 10.

11. Applicable Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without reference to the conflict of laws provisions thereof). If informal efforts to resolve any dispute between the Executive and the Company are unsuccessful within ten (10) business days of the date the dispute is noticed in writing by either Party, any dispute between the Executive and the Company relating in any way to this Agreement, the Executive’s employment with the Company, and/or the Executive’s separation from the Company, including, but not limited to (i) claims alleging unlawful discrimination, harassment, or retaliation on any basis protected by any applicable federal, state, or local law (including, without limitation, Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Unruh Civil Rights Act), (ii) claims for wages, bonuses, severance, incentive compensation or other equity, employee benefits or other compensation, whether pursuant to contract or federal or state wage and hour laws, (iii) common law claims, including, but not limited to, tort claims, wrongful discharge claims, contract claims, defamation claims and unfair business practices claims, and (iv) any claim under any statute, law, or ordinance not expressly set forth above (“Arbitrable Claims”) shall be resolved by binding arbitration before a neutral arbitrator; provided, however, that (a) Arbitrable Claims shall not include disputes concerning trade secrets, confidential information, and/or intellectual property (including patents, copyrights and trademarks) for which injunctive relief or a declaration of rights and obligations is sought, and (b) nothing herein prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the EEOC or a state fair employment practices agency (except that the Executive acknowledges that he/she/them may not recover any monetary benefits in connection with any such charge, investigation or proceeding, and further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). The arbitration shall take place in San Diego, California, unless otherwise agreed by the Parties. The arbitration shall be administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures (the “Rules”), shall be final and binding upon the Parties, and shall be the exclusive remedy for all claims covered by this arbitration provision. The arbitration shall be presided over by one arbitrator, who shall be selected by the Parties in accordance with the AAA Rules and shall be experienced in employment law. The arbitrator shall render an award and written opinion in the form typically rendered in employment arbitrations within the time provided in the Rules. The Company shall pay any filing fee and the fees and costs of the arbitrator; provided, however, that if the Executive is the party initiating the arbitration, the Executive will pay an amount equivalent to the filing fee that the Executive would have paid to file a civil action or initiate a claim in a California court of competent jurisdiction. Each Party shall pay for its own costs and attorneys’ fees during the pendency of the arbitration proceeding. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this agreement on arbitration, except if any court finds that the Federal Arbitration Act does not apply, the California Arbitration Act shall govern the interpretation and enforcement of this agreement to arbitrate. If any court or arbitrator finds that any term makes this Arbitration provision unenforceable for any reason, the court or arbitrator shall have the power to modify such term (or if necessary, delete such term) to the minimum extent necessary to make this Arbitration provision enforceable to the fullest extent permitted by law.
THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING,

EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.
12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.
14. Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney and, if the Executive has not done so, has voluntarily declined to seek such counsel. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.
15. No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
16. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
17. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.
18. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.
19. Entire Agreement. This Agreement and the RSU Agreement constitute the entire agreement between the Parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.
CUE HEALTH INC.
By: /s/ Ayub Khattak
Name: Ayub Khattak
Title: CEO
EXECUTIVE:

/s/ Aasim Javed
Aasim Javed

EXHIBIT A
Payments Subject to Section 409A
1.    Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Executive under the Agreement, as applicable:

(a)    It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)    If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)    If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)    Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)    Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.    The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.    All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.    The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5.    The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

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